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FOR IMMEDIATE RELEASE

CONTACTS: Investors:                                      Media:
          Tom Flahie                                      Charlotte Norrie
          Balance Bar Company                             Balance Bar Company
          805-566-0234 x1106                              805-566-0234 x1120



               BALANCE BAR COMPANY AND JENNY CRAIG, INC. ANNOUNCE
                          NEW JENNY CRAIG(R) DIET BARS

           Leading Nutritional Foods Marketer Chosen to Develop First
                 Jenny Craig Food Products to be Sold at Retail

CARPINTERIA, Calif. and LA JOLLA, Calif. - October 14, 1999 - Balance Bar Company (NASDAQ: BBAR) and Jenny Craig, Inc. (NYSE: JC) today announced the launch of a new line of nutritional meal bars that will take the well-known Jenny Craig brand, for the first time, to retail food shelves.

          Marketed under the Jenny Craig brand name, this line of diet bars has been developed and will be sold nationally by Balance Bar Company. Prior to this introduction, all Jenny Craig food products were available only to clients enrolled in Jenny Craig's weight management program and on the Internet.

          A leader in the energy bar category, Balance Bar Company is making its first foray into the fast-growing weight loss product arena. "We're bringing our expertise in creating great-tasting, nutritious products loved by Balance Bar fans to consumers looking for the same in a diet product," said Jim Wolfe, Balance Bar Company President and CEO. "As an energy bar marketer, it makes sense for us to participate in the weight loss category. The diet/nutrition bar segment has grown 63 percent1 in the last year."

          "Balance Bar Company is the ideal partner to help Jenny Craig, Inc. invigorate interest in our core business by leveraging our brand into new distribution channels," said Philip Voluck, Jenny Craig Chief Operating Officer. "Balance Bar Company knows what people want in a nutrition product, and they know how to provide it in a high-quality, great-tasting format. Their skills at marketing nutrition products are evident in their rapid growth."

1 Source: Information Resources, Inc. 52 Weeks Ending August 29, 1999 total U.S. food, drug, mass combined.
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          Jenny Craig nutritional meal bars are a natural, great-tasting and satisfying way to lose weight and feel good. High in quality protein and calcium, and containing 24 vitamins and 100 percent RDI of antioxidant vitamins A, C and E, the Jenny Craig bar line features five flavors under 220 calories each: milk chocolate, chocolate peanut, yogurt peanut, oatmeal raisin and lemon meringue. A percentage of the proceeds of every bar sold will go to breast cancer research.

          Jenny Craig bars can be used as a meal replacement or snack by "do-it-yourself" dieters planning their own reduced-calorie menus and exercise programs and are not part of the weight management program offered at Jenny Craig Centres.

          "When we made the decision to pursue the diet category, we looked for a partner that commanded the respect of consumers and that offered a quality program to help them manage their weight," Wolfe explained. "With the powerful Jenny Craig brand name, Jenny Craig bars have immediate consumer recognition that typically requires a substantial investment in time and money."

          Balance Bar Company will use its established distribution network to bring the Jenny Craig brand to market, offering retailers a one-stop shop for bar products either under the Balance(R) or Jenny Craig brand names.

          Jenny Craig bars will be premiered at the Balance Bar Company booth at the Natural Products Expo East trade show in Baltimore, Maryland on October 22-24.

          Balance Bar Company has licensed Jenny Craig trademarks for a 20-year period with extension options for an additional 30 years to sell nutrition bars, ready-to-drink and powdered drink mix beverages, and nutritional cookies for all distribution channels except Jenny Craig Centres. Balance Bar Company is committed to a license fee and minimum levels of advertising and marketing costs for the products sold under the agreement. Balance Bar Company expects these marketing support vehicles to exceed the profit contribution from sales levels in the intermediate term in an effort to build consumer awareness, trial and acceptance of the Jenny Craig nutritional meal bars.

          Balance Bar Company develops and markets branded nutritional food and beverage products. Its two brands are: Balance - Balance nutrition bars (Balance Bars, Balance+(TM) and Balance Outdoor(TM)), 40-30-30 Balance(TM) powdered drink mixes and Total Balance(TM) ready-to-drink nutritional beverages; and Jenny Craig - Jenny Craig Nutritional Meal Bars.
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          Jenny Craig, Inc. is one of the largest weight management service companies in the world. It offers a comprehensive weight management program that helps clients learn how to eat the foods they want, increase their energy level through simple activity and build more balance in their lives for optimal weight loss and well-being. The program includes personal, one-on-one consultations at approximately 750 Jenny Craig Centres located in the United States, Canada, Australia, New Zealand and Puerto Rico.

     For more information visit www.jennygo.com. or www.balance.com.

     This press release contains forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include risks associated with developing and selling new products (such as creating consumer trial and obtaining consumer acceptance of the products), anticipating changes in dietary trends, avoiding adverse publicity, maintaining sales to significant customers and other risk factors. For a more detailed description of the risk factors facing Balance Bar Company and Jenny Craig, Inc., please refer to each company's Annual Report on Form 10-K.